Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

November 17, 2025

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, Massachusetts 02494

Re:	Registration Statement on Form S-3 (File No. 333-275408)

Ladies and Gentlemen:

We have acted as counsel to Verastem, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 10,405,863 shares of the Company’s common stock (“Common Stock”), $0.0001 par value per share (the “Shares”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 3,870,000 shares of Common Stock (the “Pre-Funded Warrant Shares”); pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares and the Pre-Funded Warrants are being sold pursuant to an underwriting agreement, dated November 13, 2025 (the “Underwriting Agreement”), between the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, (ii) provided that the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, then the Pre-Funded Warrants, when issued and sold as described in the prospectus supplement dated November 13, 2025 (the “Prospectus”), assuming a sufficient number of Pre-Funded Warrant Shares are at the time available for issuance, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Pre-Funded Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture, and (iii) the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with their respective terms, , will have been duly authorized and validly issued and will be fully paid and non-assessable.

Verastem, Inc.	- 2 -	November 17, 2025

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP